As filed with the Securities and Exchange Commission on June 20, 2005, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NMS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2814586
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Crossing Boulevard

Framingham, Massachusetts 01702-5406

(508) 271-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2000 Equity Incentive Plan

(Full title of plan)

Robert P. Schechter

President, Chief Executive Officer and Chairman of the Board of Directors

NMS Communications Corporation

100 Crossing Boulevard

Framingham, Massachusetts  01702-5406

 (Name and address of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value per share	2,050,000 shares	$3.15	$6,457,500	$760.05

(1) Plus such additional number of shares as may be required pursuant to the 2000 Plan in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 17, 2005.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended.  The purpose of this Registration Statement is to register 2,050,000 additional shares (the “Additional Shares”) of Common Stock, $.01 par value per share (“Common Stock”), of NMS Communications Corporation (the “Company”) issuable under the Company’s 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”).  Certain of the shares issuable under the 2000 Plan were previously registered as follows:

1.     5,000,000 (after giving effect to a 2-for-1 stock split of the Common Stock effective on August 7, 2000) of the shares issuable under the 2000 Plan were previously registered pursuant to a Registration Statement on Form S-8 Filed with the Securities and Exchange Commission (“the Commission”) on July 7, 2000 (SEC File No. 333-40940).

2.     Pursuant to the terms of the 2000 Plan, any shares of Common Stock represented by awards granted under the Company’s 1993 Stock Option Plan and the Company’s 1993 Non-Employee Directors Stock Option Plan (the “1993 Plans”) which, after the adoption of the 2000 Plan by the Board of Directors of the Company, are forfeited, expire or are canceled without delivery of shares of stock are thereafter issuable under the 2000 Plan.  The shares issuable under the 1993 Plans were previously registered as follows:

Plan Name	Shares Registered	Registration Statement

1993 Stock Option Plan	760,000	33-76324
	2,160,000	333-09135
	880,000	333-57141

1993 Non-Employee Directors Stock Option Plan	40,000	333-40940
	240,000	33-76324

All of the foregoing share amounts give effect to 2-for-1 stock splits of the Common Stock effective on November 21, 1996 and August 7, 2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission under the Exchange Act; and

(c)           The Company's current reports on Form 8-K filed with the Commission on May 25, 2005 and June 9, 2005.

(d)           The description of the Company’s Common Stock incorporated by reference in the Company’s Registration Statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 25, 1994 under the registration statement on Form S-1 (SEC File No. 33-72596) filed with the Commission on December 6, 1993.

In addition, all documents filed by the Company after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

The legality of the Additional Shares has been passed upon for the Company by Choate, Hall & Stewart LLP, 53 State Street, Exchange Place, Boston, Massachusetts 02109.  Richard N. Hoehn, a partner of the firm, is Assistant Secretary of the Company.

Item 6.    Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article Tenth of the Company’s Fourth Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  Article Tenth further provides that a director’s personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

Article Eleventh of the Company’s Fourth Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services to the Company, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits

5.1           Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

10.1         Registrant’s Amended and Restated 2000 Equity Incentive Plan (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2005).

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1         Power of Attorney (included in signature page).

Item 9.    Undertakings

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts on June 20, 2005.

NMS Communications Corporation
(Issuer and Employer)

By:	/s/ Robert P. Schechter
Robert P. Schechter
President, Chief Executive Officer
and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints D’Anne Hurd and Dianne L. Callan, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Name	Capacity	Date

/s/ Robert P. Schechter	President, Chief Executive Officer and Chairman	June 20, 2005
Robert P. Schechter	of the Board of Directors (Principal Executive Officer)

/s/ D’Anne Hurd	Chief Financial Officer	June 20, 2005
D’Anne Hurd	(Principal Financial Officer)

/s/ Alex N. Braverman	Vice President, Chief Accounting Officer and	June 20, 2005
Alex N. Braverman	Controller (Principal Accounting Officer)

/s/ Ronald W. White
Ronald W. White	Director	June 20, 2005

/s/ Ofer Gneezy
Ofer Gneezy	Director	June 20, 2005

W. Frank King	Director

/s/ Pamela D.A. Reeve
Pamela D.A. Reeve	Director	June 20, 2005

/s/ William E. Foster
William E. Foster	Director	June 20, 2005

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

10.1	Registrant’s Amended and Restated 2000 Equity Incentive Plan (incorporated by reference from the Company’s quarterly report on Form 10-Q for the period ended March 31, 2005).

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).